Exhibit 2.7

FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT
THIS FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Amendment”) is made as of February 20, 2020, by and between ELDORADO RESORTS, INC., a Nevada corporation (“Eldorado”), having an office at 100 West Liberty Street, Suite 1150, Reno, Nevada 89501, and VICI PROPERTIES L.P., a Delaware limited partnership (“Buyer”), having an office at c/o VICI Properties Inc., 535 Madison Avenue, 20th Floor, New York, New York 10022.

RECITALS:
A.Pursuant to the Purchase and Sale Agreement dated as of September 26, 2019 (the “Purchase Agreement”), Eldorado agreed to sell to Buyer and Buyer agreed to purchase from Eldorado certain Property as more particularly described in the Purchase Agreement. The Purchase Agreement and the Property are referred to in the Master Transaction Agreement as the “Subject Property PSA (New Orleans)” and the “HNO Property”, respectively.
B.Eldorado and Buyer each desire to amend the Purchase Agreement as more particularly set forth in this Amendment.
NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions hereinafter set forth and other consideration, the mutual receipt and legal sufficiency of which is hereby acknowledged, Eldorado and Buyer agree as follows:

1.Definitions. Capitalized terms used but not defined in this Amendment have the meanings given those terms in the Purchase Agreement.
2.    Purchase Price. The second sentence of the first paragraph of Article 2 of the Purchase Agreement is hereby amended and restated in its entirety as follows:
“In consideration therefor, Buyer shall pay to Eldorado an aggregate amount of Seven Hundred Eighty Nine Million Five Hundred Thousand and No/100 Dollars ($789,500,000.00) (the “Purchase Price”).”
3.    Miscellaneous. The parties hereto further agree that Section 11.1 (Buyer’s Assignment), Section 11.3 (Integration; Waiver), Section 11.4 (Governing Law), Section 11.6 (Binding Effect), Section 11.7 (Severability), Section 11.8 (Notices), Section 11.9 (Counterparts; Electronic Signatures), Section 11.12 (Construction), Section 11.14 (Jurisdiction) and Section 11.15 (Waiver of Jury Trial) of the Purchase Agreement are hereby incorporated into this Amendment, mutatis mutandis, and except as expressly set forth herein, the Purchase Agreement is hereby ratified and affirmed and remains unmodified and in full force and effect. All future references to the Purchase Agreement shall mean the Purchase Agreement, as amended by this Amendment.
[Remainder of page intentionally left blank; signatures on next page.]

IN WITNESS WHEREOF, each party hereto, intending to be legally bound, has caused this Amendment to be duly executed to be effective as of the day and year first above written.

ELDORADO:
ELDORADO RESORTS, INC.,
a Nevada corporation
By: /s/ Brent Yunker_________________
Name: Brent Yunker, CFO

[Signature Page to First Amendment to Purchase and Sale Agreement (HNO)]

BUYER:
VICI PROPERTIES L.P.,
a Delaware limited partnership

By:    /s/ John Payne______________
Name:    John Payne
Title:     President

[Signature Page to First Amendment to Purchase and Sale Agreement (HNO)]